As filed with the Securities and Exchange Commission on September 4, 2018

Registration No. 333-186932

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT NO. 333-186932

UNDER

THE SECURITIES ACT OF 1933

ILG, LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Other Jurisdiction of Incorporation or Organization)	26-2590997 (I.R.S. Employer Identification No.)

6262 Sunset Drive

Miami, Florida 33143

Telephone: (305) 666-1861

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan
Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors

(Full Title of Plans)

John E. Geller, Jr.

Executive Vice President and Chief Financial Officer

ILG, LLC

Miami, Florida 33143

Telephone: (305) 666-1861

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐
			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 3 (this “Third Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of ILG, LLC (the “Registrant”):

•                                          Registration Statement No. 333-186932, filed with the Securities and Exchange Commission on February 28, 2013, pertaining to the registration of 4,113,653 shares of common stock, par value $0.01, of the Registrant issuable under the Interval Leisure Group, Inc. 2008 Stock and Annual Incentive Plan and Interval Leisure Group, Inc. Deferred Compensation Plan for Non-Employee Directors, which was subsequently amended by Post-Effective Amendment No. 1 on Form S-8 to Form S-3, filed with the Securities and Exchange Commission on February 26, 2016.

On April 30, 2018, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Marriott Vacations Worldwide Corporation, a Delaware corporation (“MVW”), the Registrant and certain of their direct and indirect subsidiaries. On September 1, 2018, pursuant to the terms of the Merger Agreement, MVW acquired the Registrant in a series of transactions (the “Combination Transactions”).

As a result of the Combination Transactions, the Registrant has terminated any and all offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.  The Registration Statement is hereby amended to reflect the deregistration of such securities.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, ILG, LLC, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Third Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on September 4, 2018.

ILG, LLC

By:	/s/ John E. Geller, Jr.
Name:	John E. Geller, Jr.
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Third Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

Signature page to ILG, LLC Form S-3 Post-Effective Amendment

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